Exhibit 99.1

PRESS RELEASE

For release:	February 28, 2018

Contact:	Media
Stephen W. Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Limited Reports 2017 Financial Results.

George Town, Cayman Islands (February 28, 2018) – Global Indemnity Limited (NASDAQ:GBLI) today reported a net loss for the year ended December 31, 2017 of $9.6 million. Excluding losses related to the Texas and Florida hurricanes, the California wildfires, and a one-time tax charge related to the “Tax Cuts and Jobs Act of 2017”, net income would have been $53.5 million. Adjusted operating income, which excludes after-tax realized gains and the one-time tax charge, was $7.2 million. During the fourth quarter of 2017 the Company exercised its right to redeem 3,397,031 of its A ordinary shares (having an aggregate book value of $159.4 million or $46.91 per share as of September 30, 2017) for aggregate consideration of $83.0 million or $24.24 per share. Primarily as a result of the redemption, book value per share increased by 11.3% from $45.42 per share at December 31, 2016 to $50.57 per share at December 31, 2017.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,			As of December 31,	As of December 31,
	2017	2016		2017	2016
Gross Premiums Written (1)	$516.3	$565.8	Book value per share	$50.57	$45.42
Net Premiums Written	$450.2	$470.9	Shareholders’ equity	$718.4	$798.0
			Cash and invested assets (3)	$1,535.4	$1,498.1
Net income (loss)	$(9.6)	$49.9
Net income (loss) per share	$(0.55)	$2.84	(3) Including receivable/(payable) for securities sold/(purchased)
Adjusted operating income (2)	$7.2	$35.8
Adjusted operating income per share (2)	$0.41	$2.04

Combined ratio analysis:
Loss ratio	61.5%	56.4%
Expense ratio	41.9%	42.0%

Combined ratio	103.4%	98.4%

Impact of hurricanes Harvey, Irma and Maria, and the 2017 California wildfires	(12.9%)

Combined ratio excluding hurricanes Harvey, Irma and Maria, and the 2017 California wildfires	90.5%

(1)	Gross Premiums Written include business fronted for Assurant, Inc. of $(1.3) million in 2017 and $35.3 million in 2016
(2)	Adjusted operating income excludes after-tax realized gains and the tax charge related to the enactment of the Tax Cuts and Jobs Act of 2017

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

The forward-looking statements contained in this press release [1] do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to the Global Indemnity as of the date hereof. The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Limited’s Combined Ratio for the Twelve Months Ended December 31, 2017 and 2016

The combined ratio was 103.4% (Loss Ratio 61.5% and Expense Ratio 41.9%) for the twelve months ended December 31, 2017 compared to 98.4% (Loss Ratio 56.4% and Expense Ratio 42.0%) for the twelve months ended December 31, 2016. Excluding hurricanes Harvey, Irma, and Maria, and the California wildfires, the combined ratio would have been 90.5%.

•	Excluding Hurricanes Harvey, Irma and Maria, and the California wildfires, the current accident year property loss ratio would have been 57.9%.

•	The current accident year casualty loss ratio improved 0.8 points to 66.1% in 2017 from 66.9% in 2016 primarily due to lower reported claims frequency.

Calendar year results for the twelve months ended December 31, 2017 include a 12.3 point reduction in the loss ratio related to prior accident years, which was primarily driven by lower than expected claims frequency and severity experienced across multiple prior accident years within Commercial Lines, lower than expected case incurred emergence primarily related to the 2016 accident year within Personal Lines, as well as a reduction related to the Company’s property treaties for multiple prior accident years within the Reinsurance Operations.

Global Indemnity Limited’s Gross and Net Premiums Written Results by Segment for the Twelve Months Ended December 31, 2017 and 2016

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2017	2016	2017	2016
Commercial Lines Operations	$212,471	$188,571	$186,322	$169,291
Personal Lines Operations	250,044	263,714	208,776	224,484
Reinsurance Operations	53,887	59,837	53,933	59,801
Runoff	1,270	18,389	1,149	17,364
Business Fronted for Assurant	(1,338)	35,334	—	—

Total	$516,334	$565,845	$450,180	$470,940

Commercial Lines Operations: Gross premiums written and net premiums written increased 12.7% and 10.1%, respectively, for the twelve months ended December 31, 2017 as compared to the same period in 2016. This increase is mainly due to the introduction of several new programs and organic growth in other lines.

Personal Lines Operations: Gross premiums written and net premiums written decreased 5.2% and 7.0%, respectively, for the twelve months ended December 31, 2017 as compared to the same period in 2016. The decrease in gross premiums written was primarily due to a targeted reduction of catastrophe exposed business.

Reinsurance Operations: Gross premiums written and net premiums written decreased 9.9% and 9.8% for the twelve months ended December 31, 2017, respectively, as compared to the same period in 2016 mainly due to a reduction in premiums written related to a mortgage insurance treaty.

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Note: Tables Follow

GLOBAL INDEMNITY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Gross premiums written	$122,635	$136,591	$516,334	$565,845

Net premiums written	$105,832	$113,707	$450,180	$470,940

Net premiums earned	$109,216	$109,472	$438,034	$468,465
Net investment income	11,705	8,880	39,323	33,983
Net realized investment gains	2,426	30,778	1,576	21,721
Other income	1,138	742	6,582	10,345

Total revenues	124,485	149,872	485,515	534,514
Net losses and loss adjustment expenses	66,556	48,946	269,212	264,003
Acquisition costs and other underwriting expenses	48,723	47,889	183,733	196,650
Corporate and other operating expenses	14,669	4,274	25,714	17,338
Interest expense	4,841	2,228	16,906	8,905

Income (loss) before income taxes	(10,304)	46,535	(10,050)	47,618
Income tax expense (benefit)	12,694	8,162	(499)	(2,250)

Net income (loss)	$(22,998)	$38,373	$(9,551)	$49,868

Weighted average shares outstanding–basic	17,240	17,264	17,309	17,247

Weighted average shares outstanding–diluted	17,240	17,597	17,309	17,547

Net income (loss) per share – basic	$(1.33)	$2.22	($0.55)	$2.89

Net income (loss) per share – diluted (1)	$(1.33)	$2.18	($0.55)	$2.84

Combined ratio analysis: (2)
Loss ratio	60.9%	44.7%	61.5%	56.4%
Expense ratio	44.6%	43.7%	41.9%	42.0%

Combined ratio	105.5%	88.4%	103.4%	98.4%

(1)	For the three months and twelve months ended December 31, 2017, diluted loss per share is the same as basic loss per share since there was a net loss for the period.
(2)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY LIMITED

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2017 - $1,243,144 and 2016 - $1,241,339)	$1,241,437	$1,240,031
Equity securities:
Available for sale, at fair value (cost: 2017 - $124,915 and 2016 - $119,515)	140,229	120,557
Other invested assets	77,820	66,121

Total investments	1,459,486	1,426,709

Cash and cash equivalents	74,414	75,110
Premiums receivable, net	84,386	92,094
Reinsurance receivables, net	105,060	143,774
Funds held by ceding insurers	45,300	13,114
Federal income taxes receivable	10,332	—
Receivable for securities sold	1,543	—
Deferred federal income taxes	26,196	40,957
Deferred acquisition costs	61,647	57,901
Intangible assets	22,549	23,079
Goodwill	6,521	6,521
Prepaid reinsurance premiums	28,851	42,583
Other assets	75,384	51,104

Total assets	$2,001,669	$1,972,946

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$634,664	$651,042
Unearned premiums	285,397	286,984
Federal income taxes payable	—	219
Ceded balances payable	10,851	14,675
Payables for securities purchased	—	3,717
Contingent commissions	7,984	9,454
Debt	294,713	163,143
Other liabilities	49,666	45,761

Total liabilities	1,283,275	1,174,995

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued:10,068,842 and 13,436,548 respectively; A ordinary shares outstanding: 10,039,291 and 13,436,548, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	2	2
Additional paid-in capital	434,730	430,283
Accumulated other comprehensive income, net of taxes	8,983	(618)
Retained earnings	275,838	368,284
A ordinary shares in treasury, at cost: 29,551 and 0 shares, respectively	(1,159)	—

Total shareholders’ equity	718,394	797,951

Total liabilities and shareholders’ equity	$2,001,669	$1,972,946

GLOBAL INDEMNITY LIMITED

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	December 31, 2017	December 31, 2016
Fixed maturities	$1,241.4	$1,240.0
Cash and cash equivalents	74.4	75.1

Total bonds and cash and cash equivalents	1,315.8	1,315.1
Equities and other invested assets	218.1	186.7

Total cash and invested assets, gross	1,533.9	1,501.8
Receivable (payable) for securities sold/(purchased)	1.5	(3.7)

Total cash and invested assets, net	$1,535.4	$1,498.1

Twelve Months Ended December 31, 2017 (a)
Net investment income	$39.3

Net realized investment gains	1.6
Net change in unrealized investment gains	14.4

Net realized and unrealized investment returns	16.0

Total investment return	$55.3

Average total cash and invested assets	$1,597.5

Total investment return %	3.5%

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY LIMITED

SUMMARY OF ADJUSTED OPERATING INCOME (LOSS)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2017	2016	2017	2016
Adjusted operating income (loss)	$(6,796)	$18,444	$7,173	$35,781
Adjustments:
Net realized investment gain, net of tax	1,322	19,929	800	14,087
Deferred Tax writedown due to enactment of the Tax Cuts and Jobs Act of 2017	(17,524)	—	(17,524)	—

Net income (loss)	$(22,998)	$38,373	$(9,551)	$49,868

Weighted average shares outstanding – basic	17,240	17,264	17,309	17,247

Weighted average shares outstanding – diluted	17,240	17,597	17,680	17,547

Adjusted operating income (loss) per share – basic	$(0.39)	$1.07	$0.41	$2.07

Adjusted operating income (loss) per share – diluted (1)	$(0.39)	$1.05	$0.41	$2.04

Note Regarding Adjusted Operating Income (loss)

Adjusted Operating income (loss), a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gain and other unique charges not related to operations. Adjusted operating income (loss) is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.

(1)	For the three months ended December 31, 2017, diluted loss per share is the same as basic loss per share since there was a net loss for the period.